Exhibit 99


                                                                    NEWS RELEASE

                                   Contact:  Richard N. Grubb, Executive
                                             Vice President and Chief Financial
                                             Officer or Robert A. Freece,
                                             Executive Vice President
                                             610/644-1300

FOR IMMEDIATE RELEASE

                 VISHAY REPORTS EARNINGS FOR SECOND QUARTER 2004

MALVERN, PENNSYLVANIA - August 3, 2004 -

      o Sales for Second Quarter 2004 increased 20% to $646,699,000 compared to Second Quarter 2003

      o Diluted EPS of $0.22 in Second Quarter 2004 increased significantly compared to $0.02 in Second Quarter 2003

      o Bookings for Second Quarter 2004 increased 23% to $636 million compared to Second Quarter 2003

      o Book-to-Bill for Second Quarter 2004 was 0.98; Actives Book-to-Bill was 1.02 and Passives Book-to-Bill was 0.95

      o     Backlog at quarter end of $607 million

      o     Cash balance at quarter end of $639 million

Dr. Felix Zandman, Chairman and Chief Executive Officer of Vishay Intertechnology, Inc. (NYSE: VSH), announced today that sales for the second quarter 2004 were $646,699,000, a 20% increase as compared to sales of $538,103,000 for the second quarter 2003 and a 1% increase as compared to sales of $640,921,000 for the first quarter 2004. Net earnings for the second quarter 2004 were $41,118,000 or $0.22 per diluted share compared to net earnings of $2,880,000 or $0.02 per share for the second quarter 2003 and $35,966,000 or $0.20 per share for the first quarter 2004. Net earnings for the second quarter 2004 included the effects of restructuring and severance costs of $1,759,000, or $0.01 per share on an after-tax basis, as compared with restructuring and severance costs of $12,258,000, or $0.05 per share on an after-tax basis for the second quarter 2003.

Sales for the six fiscal months ended July 3, 2004 were $1,287,620,000, a 20% increase as compared to sales of $1,070,230,000 for the six fiscal months ended June 30, 2003. Net earnings for the six fiscal months ended July 3, 2004 were $77,084,000 or $0.43 per share, compared with net earnings for the six fiscal months ended June 30, 2003 of $9,728,000 or $0.06 per share.

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

Commenting on the results for the second quarter of 2004, Dr. Zandman stated, "I am pleased to state that compared to the second quarter last year, our sales increased by 20% and our net earnings increased by 270% (excluding restructuring and severance costs) over last year's second quarter. Our gross margin improved to 26.1% of sales for the second quarter 2004, up 320 basis points over last year's second quarter, while our SG&A expense was reduced to 15.4% of sales in the second quarter of 2004 as compared to 17.8% in last year's second quarter. This resulted in an operating margin improvement of 760 basis points from 2.9% for the second quarter of 2003 to 10.5% for the second quarter of 2004. Although the level of bookings slowed in the last half of the second quarter 2004 and this trend has continued through July 2004, we believe this is just a stabilization of the business and the upturn in business levels will resume as orders usually pick up in September in preparation for the holiday season. Our backlog at the end of the quarter is $607,000,000. We believe that our strategy of a broad product line, new product introductions, opportunistic acquisitions and constant cost reductions will enable us to continue to grow our sales and net earnings in the future. We continue to focus on cash generation and our cash position was $639 million at the end of the second quarter 2004.

Dr. Zandman continued, "Because of the seasonality of our third quarter's business, we don't expect to see any further sequential improvement in revenues and net earnings until the fourth quarter of 2004. For the year 2004, if our outlook is correct, we expect to achieve our highest revenues ever, and our best net earnings in the history of the Company other than in the exceptional year 2000."

Dr. Zandman also announced that in line with the Company's previous statements about investing in start-ups, Vishay has signed a memorandum of understanding with RF Waves Ltd., an Israeli start-up company with chip-set products for wireless applications to be used in the audio, computer and games markets. The staff of this start-up business has extensive experience in the area of radio frequency (RF) and is composed of some of the best brains in the Israeli scientific community in the area of RF and analog design. Dr. Zandman concluded, "Subject to suitable business and market conditions, Vishay intends to continue its policy of acquisitions to broaden its product lines in addition to start-up activity to further strengthen the core business of the Company and be exposed to new markets in the area of wireless products."

Vishay, a Fortune 1,000 Company listed on the NYSE, is one of the world's largest manufacturers of discrete semiconductors (diodes, rectifiers, transistors, optoelectronics, and selected ICs) and passive electronic components (resistors, capacitors, inductors, and transducers). The Company's components can be found in products manufactured in a very broad range of industries worldwide. Vishay is headquartered in Malvern, Pennsylvania, and has operations in 17 countries employing over 27,000 people. Vishay can be found on the Internet at www.vishay.com.



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

Statements contained herein that relate to the Company's future performance and outlook, including, without limitation, statements with respect to the Company's anticipated results of operations or level of business for 2004 or any other future period, including anticipated business improvements or continuing business trends, synergies and cost savings, and expected or perceived improvements in the economy and the electronic component industry generally are forward-looking statements within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements are based on current expectations only, and are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected. Among the factors that could cause actual results to materially differ include: changes and conditions in the demand for, or in the mix of, the Company's products and services; market-wide trends, generally or in the specific areas where the Company sells the bulk of its products; competitive pricing and other competitive pressures; changes in the pricing for new materials used by the Company, particularly tantalum and palladium; cancellation of a material portion of the orders in the Company's backlog; difficulties in expansion and/or new product development, including capacity constraints and skilled personnel shortages; changes in laws, including trade restrictions or prohibitions and the cancellation or reduction of government grants, tax benefits or other incentives; currency exchange rate fluctuations; labor unrest or strikes; underutilization of plants and factories in high labor cost regions and capacity constraints in low labor cost regions; the availability of acquisition opportunities on terms considered reasonable by the Company; and such other factors affecting the Company's operations, markets, products, services and prices as are set forth in its December 31, 2003 Report on Form 10-K filed with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

NOTE: A conference call for investors will begin Tuesday, August 3, 2004 at 11:00 a.m. eastern time. Participants can join the call by dialing 888-428-4479 (U.S. and Canada only). If you are outside the U.S. and Canada, the number you will need to use is 651-291-0618. The conference operator will require the two following pieces of information in order to admit you into the call: (1) Company Name - Vishay Intertechnology, Inc.; and (2) Moderators - Vishay Executives. There will also be a live audio webcast of the conference call. This can be accessed directly from the investor relations section of the Vishay website (http://ir.vishay.com). A taped replay of the call will be available through 11:59 PM eastern time on Sunday, August 8, 2004 on a dial-in basis and will also be available on a permanent basis on our website beginning August 4, 2004. The phone number to hear the dial-in replay is 800-475-6701 (U.S. and Canada) or 320-365-3844 (if you are outside the U.S. and Canada). Refer to access code 739190 when calling to hear the recording.




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


VISHAY INTERTECHNOLOGY, INC.
Summary of Operations
(Unaudited - In thousands except earnings per share)

                                                              Fiscal Quarter Ended (A)
                                                             July 3,          June 30,
                                                               2004             2003
                                                            ---------         ---------

Net sales                                                   $ 646,699         $ 538,103
Costs of products sold                                        477,775           414,804
                                                            ---------         ---------

Gross profit                                                  168,924           123,299
                                                                   26%               23%

Selling, general, and administrative expenses (B)              99,362            95,649
Restructuring and severance costs                               1,759            12,258
                                                            ---------         ---------
Operating income                                               67,803            15,392
                                                                   10%                3%

Other income (expense):
  Interest expense (B)                                         (9,062)           (9,697)
  Minority interest                                            (3,042)           (1,875)
  Other                                                         3,035               294
                                                            ---------         ---------
                                                               (9,069)          (11,278)
                                                            ---------         ---------

Earnings before taxes                                          58,734             4,114

Income taxes                                                   17,616             1,234
                                                            ---------         ---------

Net earnings                                                $  41,118         $   2,880
                                                            =========         =========

Basic earnings per share                                    $    0.25         $    0.02

Diluted earnings per share                                  $    0.22         $    0.02

Weighted average shares outstanding - basic                   162,309           159,596

Weighted average shares outstanding - diluted                 204,599           160,145

Note A: The Company reports interim financial information for 13-week periods ending on a Saturday, except for the first quarter, which always begins on January 1, and the fourth quarter, which always ends on December 31. The four fiscal quarters in 2004 end on April 3, 2004, July 3, 2004, October 2, 2004, and December 31, 2004, respectively. The four fiscal quarters in 2003 were reported as calendar year quarters; however, they actually ended on March 29, 2003, June 28, 2003, September 27, 2003, and December 31, 2003, respectively.

Note B: The Company now classifies amortization of deferred financing costs as "interest expense" and has reclassified prior period amounts from "selling, general, and administrative expenses" to "interest expense" for comparability. Amortization of deferred financing costs for the second quarters of 2004 and 2003 were $624 and $233, respectively.


VISHAY INTERTECHNOLOGY, INC.
Summary of Operations
(Unaudited - In thousands except earnings per share)

                                                             Six Fiscal Months Ended (A)
                                                             July 3,            June 30,
                                                              2004                2003
                                                           -----------         -----------

Net sales                                                  $ 1,287,620         $ 1,070,230
Costs of products sold                                         958,985             828,421
                                                           -----------         -----------

Gross profit                                                   328,635             241,809
                                                                    26%                 23%

Selling, general, and administrative expenses (B)              196,691             192,079
Restructuring and severance costs                                2,060              12,945
                                                           -----------         -----------
Operating income                                               129,884              36,785
                                                                    10%                  3%

Other income (expense):
  Interest expense (B)                                         (17,937)            (19,930)
  Minority interest                                             (5,848)             (3,895)
  Other
                                                                 4,025                 937
                                                           -----------         -----------
                                                               (19,760)            (22,888)
                                                           -----------         -----------

Earnings before taxes                                          110,124              13,897

Income taxes                                                    33,040               4,169
                                                           -----------         -----------

Net earnings                                               $    77,084         $     9,728
                                                           ===========         ===========

Basic earnings per share                                   $      0.48         $      0.06

Diluted earnings per share                                 $      0.43         $      0.06

Weighted average shares outstanding - basic                    161,360             159,577

Weighted average shares outstanding - diluted                  202,930             160,076

Note A: The Company reports interim financial information for 13-week periods ending on a Saturday, except for the first quarter, which always begins on January 1, and the fourth quarter, which always ends on December 31. The four fiscal quarters in 2004 end on April 3, 2004, July 3, 2004, October 2, 2004, and December 31, 2004, respectively. The four fiscal quarters in 2003 were reported as calendar year quarters; however, they actually ended on March 29, 2003, June 28, 2003, September 27, 2003, and December 31, 2003, respectively.

Note B: The Company now classifies amortization of deferred financing costs as "interest expense" and has reclassified prior period amounts from "selling, general, and administrative expenses" to "interest expense" for comparability. Amortization of deferred financing costs for the first six fiscal months of 2004 and 2003 were $1,239 and $465, respectively.

VISHAY INTERTECHNOLOGY, INC.
Consolidated Condensed Balance Sheets
(Unaudited - In thousands)


                                                       July 3,      December 31,
Assets                                                  2004           2003
                                                    -----------     -----------
Current assets:
  Cash and cash equivalents                         $   639,246     $   555,540
  Accounts receivable, net                              427,866         374,240
  Inventories:
    Finished goods                                      160,278         171,447
    Work in process                                     157,199         154,532
    Raw materials                                       219,711         189,413
  Deferred income taxes                                  48,350          48,471
  Prepaid expenses and other current assets             125,850         143,610
                                                    -----------     -----------
Total current assets                                  1,778,500       1,637,253

Property and equipment, at cost:
  Land                                                  108,208         110,021
  Buildings and improvements                            389,264         375,178
  Machinery and equipment                             1,674,174       1,644,270
  Construction in progress                               63,932          85,169
  Allowance for depreciation                         (1,072,889)       (994,843)
                                                    -----------     -----------
                                                      1,162,689       1,219,795

Goodwill                                              1,456,986       1,466,714

Other intangible assets, net                            122,788         128,955

Other assets                                            100,755         119,796
                                                    -----------     -----------
     Total assets                                   $ 4,621,718     $ 4,572,513
                                                    ===========     ===========


Continues on following page.


VISHAY INTERTECHNOLOGY, INC.
Consolidated Condensed Balance Sheets, continued
(Unaudited - In thousands)


                                                                 July 3,         December 31,
                                                                  2004              2003
                                                              -----------       ------------
Liabilities and stockholders' equity
Current liabilities:
  Notes payable to banks                                      $    18,380       $    17,511
  Trade accounts payable                                          134,014           158,182
  Payroll and related expenses                                    114,114           111,842
  Other accrued expenses                                          272,872           288,432
  Income taxes                                                     40,851            10,112
  Current portion of long-term debt                                 1,285             1,282
                                                              -----------       -----------
Total current liabilities                                         581,516           587,361

Long-term debt less current portion                               736,995           836,606

Deferred income taxes                                              27,885            35,036

Deferred income                                                    23,073            27,659

Other liabilities                                                 242,657           248,652

Accrued pension and other post retirement costs                   233,025           239,950

Minority interest                                                  88,943            83,215

Stockholders' equity:
  Common stock                                                     15,141            14,467
  Class B common stock                                              1,468             1,538
  Capital in excess of par value                                2,026,881         1,918,785
  Retained earnings                                               627,280           550,196
  Unearned compensation                                              (190)             (306)
  Accumulated other comprehensive income                           17,044            29,354
                                                              -----------       -----------
             Total stockholders' equity                         2,687,624         2,514,034
                                                              -----------       -----------
             Total liabilities and stockholders' equity       $ 4,621,718       $ 4,572,513
                                                              ===========       ===========

Note: The Company reports interim financial information for 13-week periods ending on a Saturday, except for the first quarter, which always begins on January 1, and the fourth quarter, which always ends on December 31. The four fiscal quarters in 2004 end on April 3, 2004, July 3, 2004, October 2, 2004, and December 31, 2004, respectively. The four fiscal quarters in 2003 were reported as calendar year quarters; however, they actually ended on March 29, 2003, June 28, 2003, September 27, 2003, and December 31, 2003, respectively.


VISHAY INTERTECHNOLOGY, INC.
Reconciliation of Earnings Per Share
(Unaudited - In thousands, except earnings per share)


                                                          Fiscal Quarter Ended           Six Fiscal Months Ended
                                                      July 3, 2004    June 30, 2003     July 3, 2004    June 30, 2003
                                                      ------------    -------------     ------------    -------------

Numerator:

Numerator for basic earnings per share -
     net earnings                                       $ 41,118         $  2,880         $ 77,084         $  9,728
Interest savings assuming conversion of
     dilutive convertible and exchangeable notes           4,528             --              9,293             --
                                                        --------         --------         --------         --------
Numerator for diluted earnings per share -
     adjusted net earnings                              $ 45,646         $  2,880         $ 86,377         $  9,728
                                                        ========         ========         ========         ========

Denominator:
Denominator for basic earnings per share -
     weighted average shares                             162,309          159,596          161,360          159,577

Effect of dilutive securities
     Convertible and exchangeable notes                   40,061             --             38,239             --
     Employee stock options                                2,150              474            2,731              427
     Warrants                                               --               --                521             --
     Other                                                    79               75               79               72
                                                        --------         --------         --------         --------
     Dilutive potential common shares                     42,290              549           41,570              499
                                                        --------         --------         --------         --------

Denominator for diluted earnings per share -
     adjusted weighted average shares                    204,599          160,145          202,930          160,076
                                                        ========         ========         ========         ========

Basic earnings per share                                $   0.25         $   0.02         $   0.48         $   0.06
                                                        ========         ========         ========         ========

Diluted earnings per share                              $   0.22         $   0.02         $   0.43         $   0.06
                                                        ========         ========         ========         ========

Diluted earnings per share do not reflect the following, as the effect would be antidilutive for the respective period:

      o Weighted average outstanding warrants of 8,824,000 and 8,824,000, for the second quarters of 2004 and 2003, respectively, and 5,324,000 and 8,824,000, for the six fiscal months ended July 3, 2004 and June 30, 2003, respectively.

      o Weighted average outstanding stock options to purchase 1,164,000 shares and 7,109,000 shares of common stock for the second quarters of 2004 and 2003, respectively, and 1,164,000 and 7,498,000, for the six fiscal months ended July 3, 2004 and June 30, 2003, respectively.

      o Assumed conversion of the Company's LYONs, due 2021, for the second quarter and six fiscal months ended June 30, 2003. At June 30, 2003, these notes were convertible into 9,717,730 shares of the Company's common stock. The Company repurchased some of these notes during the third quarter of 2003. The Company also repurchased some of these notes pursuant to the option of the holders to require repurchase of the LYONs on June 4, 2004. The remaining outstanding notes are dilutive to the second quarter and six fiscal months ended July 3, 2004.

      o Assumed exchange of the notes of Vishay from the December 13, 2002 acquisition of BCcomponents, for the second quarter and six fiscal months ended June 30, 2003. These notes are exchangeable for 6,176,471 shares of the Company's common stock, and are dilutive to the second quarter and six fiscal months ended July 3, 2004.

      o Assumed conversion of the convertible subordinated notes of General Semiconductor, acquired November 2, 2001, for the second quarter and six fiscal months ended June 30, 2003. At June 30, 2003, these notes were convertible into 6,191,161 shares of the Company's common stock. These notes were fully redeemed on September 10, 2003.